Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(d)

Registration No. 333-206258

August 10, 2015

Delta Air Lines, Inc. (“Delta”)

(NYSE Symbol: DAL)

2015-1 Pass Through Trusts

Class AA, Class A and Class B Pass Through Certificates, Series 2015-1

Pricing Supplement dated August 10, 2015 to the preliminary prospectus supplement dated August 10, 2015 (the “Preliminary Prospectus Supplement”) relating to the Class AA Certificates, the Class A Certificates and the Class B Certificates referred to below of Delta.

The information in this Pricing Supplement amends and supplements the Preliminary Prospectus Supplement to provide for the concurrent offerings of the Class AA Certificates, the Class A Certificates and the Class B Certificates pursuant to, and on the terms and conditions described in, the Preliminary Prospectus Supplement. The information in this Pricing Supplement supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms used but not defined herein shall have the meanings set forth in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2015-1AA (the “Class AA Certificates”)	Class A Pass Through Certificates, Series 2015-1A (the “Class A Certificates”)	Class B Pass Through Certificates, Series 2015-1B (the “Class B Certificates”)

Amount:	$312,524,000	$69,449,000	$118,027,000

Ratings:	It is a condition to the issuance of the Class AA Certificates, the Class A Certificates and the Class B Certificates that they be rated by Moody’s and Standard & Poor’s at not lower than the applicable ratings set forth in the table below:

Moody’s:	Aa3	A1	Baa2
Standard & Poor’s:	AA	A+	BBB

Public Offering Price:	100%	100%	100%

CUSIP:	24736X AA6	24736Y AA4	24737A AA5

ISIN:	US24736XAA63	US24736Y AA47	US24737AAA51

Coupon/Stated Interest Rate:	3.625%	3.875%	4.250%

Make-Whole Spread Over Treasuries:	0.20%	0.25%	0.40%

Liquidity Provider Rating:	The Liquidity Provider currently meets the Liquidity Threshold Rating requirement. The Liquidity Provider has Long-Term Ratings of Aa2 from Moody’s and AA- from Standard & Poor’s.

Initial “Maximum Commitment” under the Liquidity Facilities:	$16,993,493	$4,036,724	$7,524,222

Underwriters Purchase Commitments:
Morgan Stanley & Co. LLC	$42,413,971.43	$9,425,221.43	$16,017,950.00
Credit Suisse Securities (USA) LLC	$42,413,971.43	$9,425,221.43	$16,017,950.00
Citigroup Global Markets Inc.	$42,413,971.43	$9,425,221.43	$16,017,950.00
Deutsche Bank Securities Inc.	$42,413,971.43	$9,425,221.43	$16,017,950.00
Goldman, Sachs & Co.	$42,413,971.43	$9,425,221.43	$16,017,950.00
BNP Paribas Securities Corp.	$42,413,971.43	$9,425,221.43	$16,017,950.00
Credit Agricole Securities (USA) Inc.	$42,413,971.42	$9,425,221.42	$16,017,950.00
Natixis Securities Americas LLC	$15,626,200.00	$3,472,450.00	$5,901,350.00

Aggregate Underwriting Commission:	$7,500,000

Concession to Selling Group Members:	0.50%	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%	0.25%

Settlement:	August 24, 2015 (T+10) closing date, the 10th business day following the date hereof.

A rating is not a recommendation to purchase, hold or sell the Class AA Certificates, the Class A Certificates or the Class B Certificates, and such rating does not address market price or suitability for a particular investor. There can be no assurance that the ratings assigned on the Issuance Date by Moody’s and Standard & Poor’s to the Class AA Certificates, the Class A Certificates or the Class B Certificates referred to above will not be lowered or withdrawn by one or more rating agencies.

Delta has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Delta has filed with the SEC for more complete information about Delta and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Morgan Stanley & Co. LLC toll-free at 1-800-718-1649 or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.